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                                                                     EXHIBIT 2.1



                           PURCHASE AND SALE AGREEMENT

           THIS PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of December 21, 2001 by and among PLANET POLYMER TECHNOLOGIES, INC., a California corporation ("Seller"), and RYER INDUSTRIES, LLC, a Delaware limited liability company ("Buyer"), with reference to the following facts:

        A. Seller is engaged in the business of developing and licensing unique hydrosoluble polymer and biodegradable materials with broad applications in the fields of agriculture and industrial manufacturing and other related business activities; and

        B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller's right, title and interest in and to those of Seller's Assets (as hereinafter defined) relating to the business which are described in more detail in Section 1 below.

           NOW, THEREFORE, IN CONSIDERATION OF the foregoing facts and the mutual promises set forth below, the parties agree as follows:

        1. Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, all of Seller's assets ("Assets"), together with Seller's operations relating to its AQUAMIM metal injection molding business (the "Business") listed below:

           1.1 All of the equipment ("Equipment") as set forth in more detail on Exhibit "A," attached hereto and incorporated by reference;

           1.2 All right, title and interest of Seller in all issued patents, patent applications, trademarks, existing intellectual property (including trade secrets), knowledge, know-how and ongoing intellectual property being developed relating to its AQUAMIM Metal Injection Molding ("MIM") technology and the manufacture and composition thereof ("AQUAMIM Technology"), including without limiting the generality of the foregoing, the patents, patent applications, trademarks and tradenames set forth on Exhibit "B," attached hereto and incorporated by reference, and all rights as an inventor or co-inventor and all knowledge relating to the feedstock for tungsten-carbide MIM products now being supplied by Seller to Buyer. As used in this Agreement, the term "AQUAMIM Technology" includes without limitation all feedstocks and other materials for MIM that has been or is in the process of being developed and/or manufactured by Seller (including feedstocks made with tungsten, tungsten-carbide, copper-tungsten, tool steel, rhenium and TCHPs); and

           1.3 All right, title and interest of Seller in all existing business relationships, development projects, business development programs, files, books and records, customer lists and customer information, existing orders and contracts, computer software and similar data, information, contacts and related supplier and third-party information relating to the AQUAMIM Technology (collectively, "AQUAMIM Relationships").


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        2. Purchase Price. The purchase price (the "Purchase Price") for the
Assets shall consist of the following consideration:

           2.1 Cash. Buyer shall pay Seller Two Hundred Fifty Thousand Dollars ($250,000.00), payable in the following installments: (a) Thirty Thousand Dollars ($30,000.00) on the Closing Date, and (b) Twenty Thousand Dollars ($20,000.00) on or before the first day of each and every month in the year 2002, commencing on February 1, 2002, as set forth in more detail in Exhibit "C," attached hereto and incorporated by reference. Buyer shall also pay Seller Fifty Thousand Dollars ($50,000.00) in installments of Twenty-Five Thousand Dollars ($25,000.00) each, the first payment being due on or before August 15, 2002 and the subsequent payment being due no later than October 15, 2002 as set forth in more detail in Exhibit "D," attached hereto and incorporated by reference.

           2.2 Royalty. During the eight-year period beginning on January 1, 2002, and ending on December 31, 2009 (the "Term"), Buyer shall pay a six percent (6%) royalty to Seller with respect to Royalty Sales (as defined herein) by Buyer, or any affiliate, independent contractor or licensee of Buyer, of (i) all feedstock product sold to all active accounts transferred from Seller to Buyer pursuant to this Agreement; (ii) any products or services relating to or arising from the AQUAMIM Relationships transferred from Seller to Buyer pursuant to this Agreement; and (iii) any other product or service created or developed that uses any aspect of the AQUAMIM Technology (other than in a tangential or immaterial manner).

           In lieu of the six percent (6%) royalty based upon Royalty Sales, during the eight-year period beginning on July 1, 2002, and ending on June 30, 2010, Buyer shall pay Seller a Two Dollar Fifty Cent ($2.50) per pound royalty (calculated in accordance with the formula stated herein) on any and all tungsten-based feedstock product (excluding scrap) which is embodied in finished products sold (or provided to customers without charge) by Buyer or any affiliate, independent contractor or licensee of Buyer ("Tungsten Sales") based upon, using or substantially related to Seller's technology or formulations developed for and transferred to Buyer by Seller, or arising from Seller's technology or formulations or any natural derivatives thereof.

For purposes of this Agreement, (i) "Royalty Sales" shall mean all sales other than Tungsten Sales, (ii) Tungsten Sales shall not include scrap of tungsten-based feedstock product and any tungsten-based feedstock manufactured, used or consumed by Buyer in connection with research and development activities, and (iii) Royalty Sales and Tungsten Sales are collectively referred to herein as "Overall Sales".

           The royalty based upon Tungsten Sales shall be calculated as follows:

Tungsten Sales Royalty = $2.50 per net pound produced. Buyer shall maintain records of the tungsten-based feedstock product, including the net pounds produced, and allow Seller access to such records upon reasonable request to verify and/or reconcile Buyer's calculations of Tungsten Sales Royalties paid hereunder. The parties agree and acknowledge that Buyer shall not be required to pay Tungsten Sales Royalties on any unsalable, unusable or defective tungsten-based feedstock products or batches produced; provided however, Buyer shall provide reasonable




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

evidence to Seller upon Seller's reasonable request that such products are in fact unsalable, unusable or defective for resale purposes.

            Buyer shall pay the above-referenced royalties with respect to all cash proceeds from sales that relate to Overall Sales during the Term. Seller recognizes that, from time to time, Royalty Sales may be returned to Buyer and Buyer may be required to return (or credit) any sales revenues received with respect to such returned Royalty Sales. In such events, Buyer shall receive a credit (or refund) in the amount of all royalty payments made to Seller with respect to such returned Royalty Sales. Buyer shall make royalty payments to Seller of the Royalty Sales on or before the 15th of the month following the close of any three-month quarter, consistent with Buyer's calendar or fiscal accounting year.

            2.3 Allocation. The Purchase Price shall be allocated to the Assets as set forth on Exhibit "E," attached hereto and incorporated by this reference. Each of the parties shall report this transaction for tax purposes in accordance with such allocation.

            2.4 No Assumption of Seller Obligations. Buyer shall assume no liability, claim or obligation (contingent or otherwise) of Seller (the "Retained Obligations"), including without limitation the following:

        (a) Accounts payable, product warranty obligations and customer deposits.

        (b) Any amount due and payable prior to or on account of the period preceding the Closing Date, or any liabilities, claims or obligations arising out of, or attributable to events, circumstances, acts or omissions occurring prior to the Closing Date (even if asserted after the Closing Date).

        (c) Any liabilities arising out of or in connection with any employment agreement, executive compensation agreement, or any bonus, pension, benefit, welfare, vacation, sick pay, severance, retirement, disability, insurance, collective bargaining, deferred compensation or other employee benefit plan or labor agreement relating to Seller employees, whether oral or written, or any liabilities arising out of or in connection with the termination of employment of any Seller employee.

        (d) Any Federal, state or local income, sales, property, real estate or other taxes or imposts payable by Seller.

        3. Closing Date. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices Seller in San Diego, California on December 28, 2001, at 10:00 a.m., local time (the "Closing Date").

        3A. Closing Deliveries. At the Closing, each party shall make the deliveries called for on the part of such party below, in form and content satisfactory to the other party.

            3A.1 Delivery of Purchased Assets. Buyer shall receive all of the Assets together with the following instruments of conveyance:




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

                 (a) A Bill of Sale conveying to Buyer the Equipment, raw materials, finished goods and any tangible personal property.

                 (b) An Assignment of the AQUAMIM Technology, the AQUAMIM Relationships and any other intangible or intellectual property, together with originals of all documents evidencing such intangible and intellectual property, and together with recordable instruments of transfer and assignment sufficient to effect a transfer of record to Buyer of each registered item thereof.

                 (c) Such other instruments of conveyance as Buyer reasonably determines are necessary to transfer to Buyer the Assets in accordance with this Agreement.

            3A.2 Authorization. (a) Buyer shall receive certified copies of all of the actions taken by the board of directors of Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

                 (b) Seller shall receive certified copies of all of the actions taken by the managers of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

            3A.3 Certificate. (a) Seller shall deliver to Buyer a certificate, executed by the Chief Executive Officer of Seller, certifying to the truth and accuracy of all of Seller's covenants, agreements, representations and warranties contained herein as of the Closing Date.

                 (b) Buyer shall deliver to Seller a certificate, executed by a manager of Buyer, certifying to the truth and accuracy of all of Buyer's covenants, agreements, representations and warranties contained herein as of the Closing Date

            3A.4 Books, etc. Seller shall deliver to Buyer originals or copies of all books and records of Seller in any way relating or pertaining to the Assets and such other documents, instruments, deliveries and possession as are required by this Agreement, or are otherwise necessary to effectuate fully the transactions provided for herein.

            3A.5 Promissory Notes. Buyer shall deliver to Seller the promissory notes, duly executed, as set forth in Section 2.1.

            3A.6 Consulting Agreement. Each party shall deliver a properly executed counterpart of the Consulting Agreement.

            3A.7 Non-Compete Agreements. Seller shall deliver the Non-Compete Agreement referred to in Section 4.8, below.

        4. Conditions Precedent to the Closing by Buyer. The obligations of Buyer to consummate this Agreement are subject to the fulfillment, at or prior to the Closing Date of the conditions set forth below, unless waived by Buyer in a writing delivered to Seller:




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

           4.1 Representations and Warranties. The representations and warranties of Seller shall be true and correct in all material respects as of the Closing Date as though made on that date and Seller shall have performed or complied with all of its covenants, terms and conditions to be performed prior to Closing Date.

           4.2 Absence of Litigation. Prior to or at the Closing Date, no litigation, investigation, inquiry or proceeding shall be pending or threatened
(i) to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation; (ii) involving any of the Assets of Seller; or (iii) involving any contractual relationship pertaining to the acquisition by Buyer of the Assets, the results of which could prevent, materially delay or make illegal the consummation of such purchase.

           4.3 Material Damage. Prior to the Closing Date, no material damage, destruction, casualty or loss (whether or not covered by insurance) and no other event or condition materially and adversely affecting the Assets shall have occurred.

           4.4 Authorization by the Seller. The execution and delivery of this Agreement by the Seller and the performance of the transactions contemplated herein shall have been duly authorized by the Seller's board of directors and Buyer shall have received copies of all resolutions of the board of directors pertaining to such authorization, certified by the Seller's secretary.

           4.5 Covenants and Agreements. Seller shall have performed and complied with each and all of the covenants, agreements, terms and conditions to be performed and complied with by Seller on or before the Closing Date, pursuant to the provisions of this Agreement, and Seller shall so certify in writing delivered to Buyer at the Closing Date.

           4.6 Physical Inventory. On or before the Closing Date, Buyer shall have conducted a physical inventory of all Equipment as held by Seller as of the Closing Date and shall be satisfied that such Equipment is in working order, subject only to those agreements previously disclosed to Buyer, and that such Equipment fully comply with the representations and warranties set forth herein with respect to such Equipment. After the Closing Date, Buyer shall be solely responsible for rigging, shipping to, and delivery and installation of the Equipment at Buyer's facilities.

           4.7 Employment Agreements. Buyer shall have received Employment Agreements and Confidentiality and Nondisclosure Agreements, in form acceptable to Buyer, each duly executed by Carl James and Jeff Petcavich.

           4.8 Non-Compete Agreements. Seller shall execute and deliver the Non-Compete Agreement in the form attached hereto as Exhibit "I", attached hereto and incorporated by reference.

           4.9 Due Diligence Review. A due diligence review of Seller, Seller's business and the Assets shall be completed by Buyer, its legal counsel, its outside consultants, or others




                                       5
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appointed by Buyer. Buyer shall be satisfied in its sole and absolute discretion with the results of Buyer's due diligence review of Seller, Seller's Business and the Assets.

           4.10 Consents and Approvals. All consents, waivers, releases, authorizations and approvals required in connection with the execution, delivery and performance of this Agreement and the transfer to Buyer of all of the Assets shall have been duly obtained.

        5. Conditions Precedent to the Closing by Seller. The obligations of Seller to consummate this Agreement are subject to the fulfillment, before or on the Closing Date, of the conditions set forth below, unless waived by Seller in a writing delivered to Buyer:

           5.1 Representations and Warranties. The representations and warranties of Buyer shall be true and correct in all material respects as of the Closing Date as though made on that date and Buyer shall have performed or complied with all of its covenants, terms and conditions to be performed prior to the Closing Date.

           5.2 Absence of Litigation. Prior to or at the Closing Date, no litigation, investigation, inquiry or proceeding shall be pending or threatened
(i) to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation; or (ii) involving any contractual relationship pertaining to the acquisition by Buyer of the Assets, the results of which could prevent, materially delay or make illegal the consummation of such purchase.

           5.3 Authorization by Buyer. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated herein shall have been duly authorized by the Buyer's managers and Seller shall have received copies of all resolutions of the managers pertaining to such authorization, certified by the Buyer's secretary.

           5.4 Covenants and Agreements. Buyer shall have performed and complied with each and all of the covenants, agreements, terms and conditions to be performed and complied with by Buyer on or before the Closing Date, pursuant to the provisions of this Agreement, and Buyer shall so certify in writing delivered to Seller at the Closing Date.

           5.5 Consulting Agreement. On or before the Closing Date, Buyer shall have duly executed and delivered the Consulting Agreement to Seller in the form attached hereto as Exhibit "F," attached hereto and incorporated by reference.

        6. Termination. This Agreement may be terminated at any time prior to the Closing Date by: (i) the mutual consent of the parties hereto or (ii) Buyer or Seller, if events occur which render impossible compliance with one or more of the conditions set forth in Section 4 or Section 5, respectively, and which are not waived by the other party. In the event of the termination of this Agreement as provided in this Section 6, upon written notice to Seller by Buyer, this Agreement shall become void and have no effect, without any liability on the part of any party or its members, managers, directors, officers or shareholders.




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

        7. Seller's Representations and Warranties. Seller represents and warrants to Buyer the accuracy and completeness of the matters set forth in this
Section 7 as of the date hereof and as of the Closing Date:

           7.1 Organization and Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full and complete power and authority together with all licenses, permits and certificates from agencies and public authorities as are necessary to own its properties and to conduct its business where such properties are now owned and such business is now conducted, and has full power and authority to enter into and accomplish the transactions herein contemplated, to enter into this Agreement and to carry out the provisions hereof.

           7.2 No Breach. The execution, delivery, performance and compliance by Seller with this Agreement will not (with or without the giving of notice or passage of time) result in any material breach of, constitute a default under, or result in the imposition of any lien or encumbrance upon the Assets of Seller pursuant to any material agreement or other instrument to which Seller is a party or by which Seller or its Assets are bound or affected.

           7.3 Authorization and Binding Effect. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement have been all duly authorized by the directors of the Seller and all the corporate acts, proceedings and approvals required of Seller, its officers, directors and shareholders for all of the foregoing have been duly taken and remain in effect. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

           7.4 Compliance with Laws and Other Instruments. Seller has, complied in all material respects with all laws, regulations and orders applicable to the Assets and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which Seller is a party or by which it is bound, or of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon Seller or the Assets which materially adversely affects or, so far as Seller may now foresee, in the future is reasonably likely to materially adversely affect, the Assets.

           7.5 Proprietary Rights. Seller is not using any trademark, trademark registration or application, service mark or trade name, patent, patent registration or application, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of Seller's Business or in connection with the performance of any contract to which Seller is a party, in violation of the rights of the owner thereof.

           7.6 Title to and Condition of Properties. Except as set forth on Exhibit "G," attached hereto and incorporated by reference, Seller will have on the Closing Date good and marketable title to all of the Assets, subject to no liens or encumbrances, whether by mortgage, security interest, pledge, lien, conditional sale agreement, encumbrance, charge and any other claim, including any obligation to pay license fees, royalties or other payments to any other person or entity (collectively, a "Lien"), and at the Closing will deliver to Buyer full legal title




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thereto free and clear of all Liens. All properties and equipment which are subject to this Agreement will on the Closing Date be in good operating condition and will have been serviced and maintained, where applicable, substantially in accordance with manufacturers' recommendations. Except as specifically represented or warranted in this Agreement, the Assets are being sold to Buyer "as is" without any further representation or warranty being made by Seller.

           7.7 Brokers or Finders. Seller has retained no broker or finder in connection with the transactions contemplated by this Agreement.

           7.8 Intangible Property. With regard to the AQUAMIM Technology and any intangible property constituting part of the Assets (collectively, the "Intangible Property"):

               (a) To Seller's knowledge, all of the Intangible Property is currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 120 days after the Closing Date.

               (c) None of the Intangible Property is involved in, any interference, cancellation, reissue, reexamination, challenge, infringement or opposition proceeding. Seller has not received any written notice of any interference, cancellation, reissue, reexamination, challenge, infringement or opposition proceeding regarding the Intangible Property. To Seller's knowledge, there is no potentially interfering patent or patent application of any third party and no such action is threatened with the respect to any of the Intangible Property.

               (d) To Seller's knowledge, no patent is infringed or has been challenged or threatened in any way by the Intangible Property. To Seller's knowledge, none of the products manufactured and sold, nor any process or know-how used, by Seller in the Business infringe or is alleged to infringe any patent or other proprietary right of any other person. Seller has not received any written notice that any of the products manufactured and sold, nor any process or know-how used, by Seller in the Business infringe or is alleged to infringe any patent or other proprietary right of any other person.

               (e) To the extent applicable, all products made, use, or sold relating to the Business under any patents have been marked with the proper patent notice.

               (f) To Seller's knowledge, the AQUAMIM trademark has not been infringed or challenged or threatened in any way. To Seller's knowledge, none of the marks used by Seller in the Business infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. The AQUAMIM mark has been registered with the United States Patent and Trademark Office is currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal application), are valid and enforceable, and are not subject to any maintenance fee or taxes or actions falling due within 120 days after the Closing Date.

               (g) If applicable, all products and materials containing a mark bear the proper federal registration notice where permitted by law.




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               (h) With respect to each trade secret, the documentation relating to such trade secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

               (i) Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets related to the AQUAMIM Technology.

               (j) To Seller's knowledge, the trade secrets and proprietary information related to the AQUAMIM Technology, including without limitation the formulations used in connection therewith, are not part of the public knowledge or literature, and, to Seller's knowledge, have not been used, divulged, or appropriated either for the benefit of any person (other than Seller) or to the detriment of Seller. Seller has used its best efforts to protect the confidentiality and non-disclosure of trade secrets and proprietary information related to the Business. No trade secret is subject to any adverse claim or has been challenged or threatened in any way.

               (k) The Intangible Property is all that is necessary for the operation of the Business as it is currently conducted.

               (l) All former and current employees of Seller have executed written contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries, or information relating to the business of Seller. No employee of Seller has entered into any contract or agreement that restricts or limits in any way the scope of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Seller.

           7.9 Litigation. There is no claim, litigation, proceeding or investigation of any nature pending or threatened against the Business or the Assets; including without limitation any such item which seeks to enjoin, prohibit or otherwise challenge the transactions contemplated hereby; and no judgment, award, order or decree has been rendered against or affecting Seller, the Business or the Assets. To Seller's knowledge, Seller has not violated and is not in default under any statute, ordinance, rule, regulation or other law, or under any order, rule, regulation, policy, writ or decree of any court or other agency or governmental body which may affect the Assets.

           7.10 Reports and Licenses. To Seller's knowledge, all returns, reports, filings, registrations and statements currently required to be filed by Seller with any governmental or other agency pertaining to or affecting the Assets have been properly and timely filed. To Seller's knowledge, Seller has procured, complied with and maintained in full force and affect all licenses, permits, consents, approvals and other authorizations necessary in connection with and material to the operation and ownership of the Assets.

           7.11 Environmental Matters. To Seller's knowledge, Seller and the Assets are and always have been in compliance with all applicable Environmental Laws, and Seller has obtained all permits and other authorizations from, and submitted all forms, fees,




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

registrations, reports and similar filings to, the appropriate person or governmental agency needed, or required, to operate its facilities and Assets in compliance with the applicable Environmental Law. To Seller's knowledge, neither Seller nor the Assets have violated any applicable Environmental Law. Seller has not received any written notice that Seller or the Assets have violated, allegedly or otherwise, any Environmental Law with respect to the Business. Seller is unaware of any present requirement of any applicable Environmental Law which is due to be imposed upon it which will increase its cost of complying with the Environmental Laws. All past on-site generation, treatment, processing, storage and disposal of Waste, including Hazardous Waste, by Seller has been done in compliance with all applicable Environmental Laws. Seller has not released, spilled, leaked or otherwise discharged into the environment any Regulated Substance except as expressly authorized by the applicable Environmental Law. There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation or investigation based on, nor to Seller's knowledge, any pending, received or threatened against Seller or the Assets relating in any way to any Environmental Laws.

           As used in this Agreement, the terms (i) "Environmental Laws" include but are not limited to any federal, state, foreign or local law, statute, charter or ordinance, and any rule, regulation, binding interpretation, binding policy, permit, order, court order or consent decree issued pursuant to any of the foregoing, which pertains to, governs or otherwise regulates any of the following activities: (a) the emission, discharge, release or spilling of any Regulated Substance into the air, surface water, groundwater, soil or substrata and (b) the manufacturing, processing' sale, generation, treatment, transportation, storage, disposal, labeling or other management of any Waste, including any Hazardous Waste or Regulated Substance; (ii) "Waste" and "Hazardous Waste" include any substance defined as such by any applicable Environmental Law; and (iii) "Regulated Substances" include any substance the manufacturing, processing, sale, generation, treatment, transportation, storage, disposal, labeling or other management or use of which is regulated by any applicable Environmental Law.

           7.12 Product Warranties. There are no outstanding written or express guarantees, warranties or service agreements on Seller's part to be performed with respect to any products or services sold by Seller and related to the Business, other than warranties implied in law which cannot legally be disclaimed. To Seller's knowledge, there are no claims pending or threatened under or pursuant to any warranty, whether expressed or implied, on products or services sold by Seller in connection with the Business.

           7.13 Transactions with Affiliates. There are no contracts, agreements or other arrangements (formal or informal, written or oral) related directly or indirectly to the Business of Seller or the Assets between Seller and any other persons controlling, under common control with or controlled by Seller.

           7.14 Completeness and Accuracy. None of the representations, warranties or statements contained in this Agreement (including the exhibits and schedules hereto) or, to the best of Seller's knowledge, in any other agreement, instrument or document executed or delivered by or on behalf of Seller in connection with any of the transactions contemplated hereby or thereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make any of such representations, warranties or statements not




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

misleading. Copies of all documents furnished by or on behalf of Seller to Buyer pursuant to the terms of this Agreement are complete and accurate. All documents referenced to in the exhibits and schedules have been delivered to Buyer. There is no fact that Seller has not disclosed to Buyer that materially affects or is reasonably likely to materially affect the Business of Seller or the Assets or the ability of Seller to perform this Agreement.

        8. Buyer's Representations and Warranties. Buyer represents and warrants to Seller the accuracy and completeness of the matters set forth in this Section 8, as of the date hereof and as of the Closing Date:

           8.1 Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full and complete power and authority to enter into and accomplish the transactions herein contemplated, to enter into this Agreement and to carry out the provisions hereof.

           8.2 Authorization and Binding Effect. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement have been all duly authorized by the managers of Buyer and all the acts, proceedings and approvals required of Buyer and its managers for all of the foregoing have been duly taken and remain in effect. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

           8.3 Brokers or Finders. Buyer has retained no broker or finder in connection with the transactions contemplated by this Agreement.

           8.4 Survival of Representations. The covenants, representations and warranties made by Buyer herein, except as they may be fully performed prior to or contemporaneously with the Closing, shall remain in effect for the Term.

        9. Covenants of Seller. Seller covenants to Buyer as set forth below.

           9.1 Conduct of Business. Between the date hereof and the Closing Date, Seller:

               (a) Shall maintain the Assets in good condition and repair, and shall not, without the prior written consent of Buyer, incur expenses in the maintenance or repair of any Assets which could result in a lien upon or other liability against any of the Assets;

               (b) Shall duly observe and conform to all legal requirements applicable to such Assets and the business conducted in connection therewith;

               (c) Shall use its best efforts to cause all of the conditions set forth in Section 9 of this Agreement to be satisfied, and has not and shall not undertake any course of action which would be inconsistent with either a prompt consummation of the Closing or satisfaction of the conditions of the Closing set forth in this Agreement;

                (d) Shall use its best efforts to assist Buyer in obtaining minimum one-year employment agreements with Mr. Carl James and Mr. Jeff Petcavich;

                (e) shall preserve the goodwill of the customers, suppliers and others having relationships with the Business or the Assets; and

                (f) Shall give and continue to give Buyer and Buyer's counsel, accountants, engineers and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to the Assets and to the books and records relating thereto and to Seller generally and shall promptly furnish Buyer with such information concerning the affairs of Seller as Buyer may reasonably request.

            9.2 Sale of Goods. At the Closing, Seller shall sell to Buyer and Buyer may buy from Seller, at Buyer's option, the raw materials and finished goods in the quantities and at the prices as set forth in more detail on Exhibit "H," attached hereto and incorporated by reference.

            9.3 Survival of Representations. (a) Except as set forth in Sections 9.3(b) and (c), below, the covenants, representations and warranties made by Seller herein, except as they may be fully performed prior to or contemporaneously with the Closing Date, shall survive for one year after the Closing Date.

                (b) With respect to those representations, warranties, covenants, indemnities, and agreements for the benefit of Buyer relating to (i) the authorization of the Seller to enter into this Agreement, (ii) title matters with regard to the Assets, (iii) the Retained Obligations of Seller; they shall survive indefinitely.

           9.4 Negotiations. Neither Seller or its directors, officers, employees or agents shall, directly or indirectly, encourage, solicit, engage in discussions with, or provide any information to, any person or entity (other than Buyer or its representatives) concerning any merger, sale of assets, business venture or similar transaction involving the Assets or the Business.

        10. Covenants of Buyer. Buyer covenant to Seller as set forth below:

            10.1 License. For the life of the patents included in the AQUAMIM Technology, and in the event Buyer or its assigns decide not to supply AQUAMIM products or services to Pacific Sintered Products, Inc., and/or Polyalloys, Inc. and their respective successors in interest, Buyer shall provide to Seller a limited non-royalty bearing, non-exclusive and non-transferable license for such patents to be used only in connection with the manufacture and sale of AQUAMIM feedstock to Pacific Sintered Products, Inc., and/or Polyalloys, Inc. and their respective successors in interest for their internal consumption and use. The license referred to in this Section 10.1 only includes a license for the patents used in connection with the AQUAMIM Technology and shall not include a license for Seller to use any tungsten-carbide feedstocks or any other feedstocks developed by Seller for Buyer.

            10.2 Maintenance of Records. During the Term, Buyer shall maintain current, accurate and complete books and records relating to the Overall Sales and the payment of the above-referenced royalties to Seller, and the performance of its obligations under this Agreement. Seller or its designee may (at its sole cost and expense), during the Term and for a period of twenty-four (24) months thereafter, upon at least ten (10) days' prior written notice to Buyer and during reasonable business hours, examine, inspect and audit such books and records and any source documents pertaining thereto for the purposes of verifying the accuracy and completeness of records, reports and payments provided hereunder. Notwithstanding the foregoing, if Seller discovers during the course of any such audit that royalty payments to Seller for any six-month period are ninety-seven percent (97%) or less of the royalty payments that should have been paid ("Material Discrepancy"), Seller may thereafter conduct audits on a quarterly basis until there shall have been two (2) consecutive years without a Material Discrepancy and Buyer shall pay all reasonable costs of the audits. Seller or its designee may, during the course of such examination, review or audit, make copies and/or extracts of books and records relating to Overall Sales and royalty payments thereof and Buyer's compliance with the provisions of this Agreement. Seller shall treat all such information reviewed during an audit as confidential and will not disclose the same to any third party without the written consent of Buyer.

        11. Option to Repurchase. (a) If, during the Term, Buyer decides for any reason to vacate, close or discontinue (collectively, the "Discontinuation") (which includes, but is not limited to, any reorganization, reconstitution, merger, sale or consolidation where a change of control of fifty percent (50%) or more of Buyer will occur, such that the Purchase Price for the Assets as described in Section 2.1 herein is endangered in any way, according to the reasonable discretion of Seller) the business associated with the use and application of the AQUAMIM Technology and AQUAMIM Relationships , then at least 30 days before the proposed Discontinuation, Buyer shall give written notice to Seller so that Seller may have the option to purchase the Business (the "Option"); provided, however, a Discontinuation shall not include a sale transaction of substantially all of the assets or capital stock of Buyer or an initial public offering of Buyer whereby substantially all of the operations and business of Buyer as a whole will be continued by Buyer or by the successor or transferee of Buyer's business and/or assets. Seller shall have ten (10) days after such notice is received to exercise the Option to purchase the Business. If Seller does elect to exercise the Option and purchase the Business, the parties shall determine the fair market value ("Fair Market Value") of the Business. The procedure for determining the Fair Market Value shall be as follows: Seller shall designate, in writing, a person to act as its appraiser for the purpose of establishing the Fair Market Value of the Business. Within ten (10) days after Seller gives notice of its appraiser's estimation of the Fair Market Value, Seller and Buyer shall either reach agreement on the Fair Market Value of the Business, or if Buyer does not agree, Buyer shall promptly designate, in writing, a person to act as a second appraiser. If any appraiser so designated by Seller or by Buyer shall die, be disqualified, become incapacitated or shall fail or refuse to act before the initial Fair Market Value shall have been determined, the party so designating such appraiser shall designate a new appraiser. All appraisers so designated shall be independent and shall have at least ten (10) years experience in appraising business or companies similar to the Business. The appraiser or appraisers shall meet promptly to determine the Fair Market Value. If, within thirty (30) days after the designation of the second appraiser, the two (2) appraisers shall fail to agree upon the Fair Market Value of the Business, the appraisers shall, within ten (10) days thereafter, designate in writing a third appraiser. If the appraisers shall fail to designate the third appraiser in the manner and the time provided above, the appraiser of Buyer shall request a recognized and accredited appraisal organization to designate a third appraiser who shall satisfy the qualifications described above. If, within thirty (30) days after the designation of the third appraiser, the three (3) appraisers are unable to agree on the Fair Market Value, the Fair Market Value suggested by the two (2) appraisers whose determination of the initial Fair Market Value are closest in amount shall be averaged and said average shall be deemed the amount of the Fair Market Value for purposes of determining the Fair Market Value of the Business. The fees and expenses of the appraisers shall be borne by Seller and Buyer equally.

            (b) The parties hereby agree and acknowledge that if Seller purchases the Business pursuant to subsection (a), above, Buyer shall retain an exclusive license and right to use the AQUAMIM Technology in connection with tungsten-carbide feedstocks or feedstocks developed by Seller for Buyer. In connection with such license as aforesaid, Buyer shall pay to Seller a six percent (6%) royalty with respect to such sales utilizing the AQUAMIM Technology.

        12. Sales and Use Taxes. Seller and Buyer shall each pay one-half (1/2) of all taxes arising out of the transfer of the Assets to Buyer pursuant to this Agreement. Seller shall file all necessary reports and other documents with the appropriate governing bodies in California in connection with the transfer of Assets and Seller shall pay all amounts of such taxes due in connection with the sale and transfer of the Assets. Within 15 days after Seller has provided copies of the transfer or sales tax returns and evidence of payment, Buyer shall reimburse Seller for one-half (1/2) of all such taxes. Buyer shall not be responsible for any sales, use, business, occupation, withholding or similar tax or any taxes of any kind related to the Assets or the Business for any period prior to the Closing Date.

        13. Indemnification; Set-Off

            13.1 Indemnification. (a) Each of the parties hereto agrees to indemnify and hold the other (and its managers, officers, directors, members, shareholders, employees and affiliates) harmless from and against any and all, claims, loss, cost, liability, damage and expense (including reasonable attorneys' fees and costs) (collectively, "claims"), arising from, in connection with or relating to any breach of or inaccuracy in its representations, warranties, covenants and agreements contained in this Agreement or in any documents, instrument or agreement, executed in connection herewith.

                 (b) Seller agrees to indemnify and hold Buyer (and its managers, members, officers, employees and affiliates) harmless from and against any Retained Obligations. Buyer agrees to indemnify and hold Seller (and its directors, officers, employees and affiliates) harmless from and against any claims arising from or in connection with the operation of the Assets and the Business subsequent to the Closing Date.

                 (c) Knowledge of the basis for a claim or of a claim at the time of execution of this Agreement or at the Closing Date shall not waive, limit or otherwise modify the rights and obligations of the parties as set forth in this Section 13.

                 (d) In the event that any claim is asserted by a third party against a party hereto as to which such party is entitled to indemnification hereunder, such party (the "Indemnified Party") shall as promptly as possible and in any case within 20 days after learning of such claim notify the party obligated to indemnify it (the "Indemnifying Party") thereof in writing. In the event the Indemnified Party shall fail to give notice of such claim as aforesaid, the Indemnifying Party shall not be required to indemnify the Indemnified Party to the extent the Indemnifying Party is prejudiced as a result of such delay in notification. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 10 days after receipt of its notice to conduct the defense against such claim at its expense in its own name or, if necessary, in the name of the Indemnified Party using counsel reasonably acceptable to the Indemnified Party. In the event that the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense and to compromise and settle the claim with the prior consent of the Indemnifying Party (which shall not be unreasonably withheld). In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense, provided that the Indemnifying Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnified Party (which shall not be unreasonably withheld). Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to indemnification hereunder; provided, however, that any settlement agreement or agreed order shall be subject to the prior written consent of the Indemnified Party.

            13.2 Right of Setoff. If in the reasonable judgment of Buyer (which judgment shall be exercised in good faith), Seller shall be indebted to Buyer under this Agreement, including under Section 13.1, Buyer shall have the right to setoff such indebtedness against any amount Buyer then or in the future may owe to Seller, including without limitation amounts under the promissory notes delivered to Seller at Closing and any royalties owed under Section 2.2, above.

        13. General Provisions.

            13.1 Jurisdiction. Each party hereto hereby consents to the exclusive jurisdiction of the state and federal courts sitting in San Diego County, California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each party hereto further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 13.2 of this Agreement, and that when so made shall be as if served upon it personally within the State of California.

            13.2 Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered or mailed by using first-class, registered, or certified mail, postage prepaid, to the following addresses or to such other address as the parties hereto may designate in writing:

               Seller:          Planet Polymer Technologies, Inc.
                                9985 Business Park Ave
                                San Diego, California 92131

               with a copy to:  Blanchard, Krasner & French, P.C.
                                800 Silverado St., 2nd Floor
                                La Jolla, California  92037
                                Attn:  Robert W. Blanchard

               Buyer:           Ryer Industries, LLC
                                42600 Rio Nedo
                                Temecula, California 92590
                                Attn: Robert Sanford

               with a copy to:  Levenfeld Pearlstein
                                33 West Monroe Street, 21st Fl.
                                Chicago, Illinois 60603
                                Attn: Russell I. Shapiro

All such notices, requests, consents and other communications shall be deemed to be properly given if delivered personally, via facsimile, or, if sent by mail, three business days after the same has been deposited in mail, addressed and postage prepaid as set forth above.

            13.3 Counterparts. This Agreement may be executed in any number of counterparts, in person or by facsimile, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument.

            13.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

            13.5 Integration and Construction. This Agreement together with all Exhibits and Schedules referred to herein shall comprise the complete and integrated agreement of the parties hereto and shall supersede all prior agreements, written or oral, on the subject matter hereof. This Agreement has been drafted with the joint participation of the parties hereto and shall be construed to be neither against nor in favor of Seller or Buyer in accordance with the fair meaning thereof. The parties further agree that this Agreement will be construed to effectuate the normal and reasonable expectations of a sophisticated seller and buyer.

            13.6 Waivers and Amendments. No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given.

            13.7 Attorneys' Fees. Each party to this Agreement shall bear its own legal fees and any and all other expenses relating to the transactions contemplated in this Agreement. If any party institutes any arbitration, action or proceeding to enforce this Agreement or any provision hereof or for damages by reason of any alleged breach of this Agreement or of any provision hereof or for a declaration of rights hereunder, then the prevailing party in any such arbitration, action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

            13.8 Headings. The headings of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

            13.9 Exhibits and Schedules. Each Exhibit and Schedule referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

            13.10 Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns.

            13.11 Opportunity to Consult Counsel. Each party hereto acknowledges that it has had a sufficient opportunity to consult independent legal counsel and independent accountants concerning the provisions of this Agreement and entered into this Agreement intending to be legally bound. The parties hereto are relying solely upon the advice of their own independent counsel and accountants and are not relying in any manner or way on the advice or counsel of the other party's counsel, accountants, or other advisors.

            13.12 Time is of the Essence. All dates and times in this Agreement are of the essence.

            13.13 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

            13.14 Remedies. All rights and remedies provided herein shall be in addition to and not in substitution of all rights and remedies available to a party at law or in equity.


                            [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.



                                       SELLER:

                                       PLANET POLYMER TECHNOLOGIES, INC.,
                                       a California corporation


                                       By: _____________________________________

                                       Its: ____________________________________

                                       BUYER:

                                       RYER INDUSTRIES, LLC,
                                       a Delaware limited liability company


                                       By: _____________________________________
                                               Robert Sanford, Manager

                                   EXHIBIT "A"
                                    EQUIPMENT



Weigh scales
Blender Mixer
Dessicant dryer
S/S extruder
Twin screw extruder
Melt pump
Powder feeders
Take off conveyors
Granulator
Pellitzer
Debinding tanks
Sinter furnace
Molding machine
Melt indexer
Pychometer
Mold tools
Fork Lift
Misc. equipment

                                   EXHIBIT "B"
                               AQUAMIM TECHNOLOGY



Patent US 5,977,230
Patent Japan 3,142,828
Patent US 6,008,281
Pending -- Singapore of US 5,977,230
Applied - US Dense Metal Composites
AQUAMIM trademarks and tradenames

                                   EXHIBIT "C"
                            $250,000 PROMISSORY NOTE

                                   EXHIBIT "D"
                             $50,000 PROMISSORY NOTE

                                   EXHIBIT "E"
                              ALLOCATION OF ASSETS

Equipment:
----------
Weigh scales                              $  2,500
Blender Mixer                                1,500
Dessicant dryer                              8,000
S/S extruder                                35,000
Twin screw extruder                         80,000
Melt pump                                      500
Powder feeders                              15,000
Take off conveyors                          15,000
Granulator                                   8,500
Pellitzer                                   15,000
Debinding tanks                             12,000
Sinter furnace                              24,000
Molding machine                             20,000
Melt indexer                                 7,500
Pychometer                                  10,500
Mold tools                                   2,000
Fork Lift                                    5,000
Misc. equipment                             10,000                     $ 272,000
                                          --------


Intellectual Property & Patents:
-------------------------------

Patent US 5,977,230
Patent Japan 3,142,828
Patent US 6,008,281
Pending  -- Singapore of US 5,977,230
Applied - US Dense Metal Composites
AQUAMIM trademarks and tradenames                                         28,000
                                                                      ----------

TOTAL PURCHASE PRICE                                                  $  300,000
                                                                      ==========

                                   EXHIBIT "F"
                              CONSULTING AGREEMENT


        This Consulting Agreement is made and entered into this ____ day of December, 2001, by and between Ryer Industries, LLC, a Delaware limited liability company (the "Company"), and Planet Polymer Technologies, Inc., a California corporation ("Consultant") with respect to the following facts:


                                    RECITALS

        A. The Company desires to be assured of the association and services of Consultant for the Company.

        B. Pursuant to that certain Purchase and Sale Agreement dated December 21, 2001 between the Company and Consultant (the "Purchase Agreement"), the Company acquired certain assets of Consultant constituting Consultant's AQUAMIM metal injection molding business, including certain confidential and proprietary information ("Planet Polymer Confidential Information") related to the AQUAMIM Technology and Relationships (as those terms are defined in the Purchase Agreement).

        C. The Planet Polymer Confidential Information has been the subject of a confidentiality agreement between Consultant and certain employees of Consultant, including without limitation Dr. Robert Petcavich ("Petcavich"); and

        D. In the course of the services being rendered pursuant to this Agreement, the Company may disclose to Consultant and to employees of Consultant, or Consultant or its employees may observe or be exposed to, confidential and/or proprietary trade secret information concerning the Company and its activities, including without limitation the MIM Information (as that term is hereinafter defined); and

        E. Consultant acknowledges that the Company would not enter into this Agreement with Consultant, unless Consultant agrees to enter into a confidential relationship with respect to Planet Polymer Confidential Information and the confidential and/or proprietary information to be obtained by or disclosed to Consultant in the course of the relationship contemplated by this Agreement.

        F. The Company desires to engage the services of Consultant to perform for the Company certain technical consulting services and to confer with the Managers of the Company regarding any issues arising therewith.

        G. Consultant is willing and desires to perform services for the Company, upon the terms, covenants and conditions hereinafter set forth.


                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties agree as follows:

        1. Term and Amount of Service. The Company hereby retains Consultant for a period of one (1) year beginning as of January 1, 2002 and continuing until December 31, 2002 unless further extended or sooner terminated as hereinafter provided ("Term"). Upon request by the Company, and at times mutually agreed upon by the Company and Consultant, Consultant shall devote a maximum of eight
(8) hours per week to providing consulting services to the Company pursuant to this Agreement. Consultation may be sought by the Company over the telephone, in person at Consultant's office, at the Company's offices or another reasonable location or through written correspondence. Consultant will use its best efforts for Petcavich to perform substantially all of the consulting services to be provided by Consultant to Company pursuant to this Agreement. In addition, Consultant shall enter into a written agreement with Petcavich whereby Petcavich acknowledges this Agreement and agrees to be bound by the covenants set forth in Sections

        2. Services to Be Provided. Consultant agrees to provide consulting services related to certain technical functions of the Company as more specifically set forth on Exhibit "A" attached hereto and incorporated herein by this reference. All services provided by Consultant for Company are performed pursuant to the terms and conditions of this Agreement. Consultant's services for Company will be limited to the specific work that Company and Consultant may mutually agree from time to time. Consultant may elect to require that the parties enter into a separate agreement or addendum to this Agreement for any specific work as Consultant deems necessary.

        3. Consulting Fees. During the Term, Company shall pay or provide to Consultant the following consulting fees:

           a. Monthly Rate. While this Agreement if in effect, Company agrees to pay Consultant Three Thousand Five Hundred Dollars ($3,500.00) per month, paid monthly at the beginning of each month.

           b. Expense Reimbursement. Company shall reimburse promptly Consultant for expenses reasonable incurred in the course of carrying out Consultant's services for the Company. The Consultant shall apply for reimbursement monthly by submitting a completed expense reimbursement form, with receipts for all expenditures in excess of $10.00 attached thereto.

        5. Termination. The Term shall cease only under the following circumstances:

           a. Termination for Cause. Company shall be entitled with or without prior notice, to terminate this Agreement for cause, in which case no consulting fees or other fees shall be payable to Consultant after such termination. "Cause" means Consultant's (i) gross negligence in the performance or non-performance of any material duties to Company; (ii) commission of any material criminal act or fraud or of any act that affects adversely the reputation of the Company; (iii) habitual neglect of its duties that it is required to perform under this Agreement; (iv) dishonesty; (v) failure to have Petcavich perform substantially all of the consulting services to Company (except for unavailability due to reasonable and customary vacation time or sick leave) or (vi) gross or intentional misconduct. Such termination shall not prejudice any other remedy under law or equity of Company and the failure of Company to terminate Consultant when cause exists shall not constitute the waiver of Company's right to terminate this Agreement at a later time. Termination under this section shall be considered "for cause" for purposes of this Agreement.

        6. Indemnification. In the event any person or entity who is not a party to this Agreement makes any claim or demand, or brings any legal action, arbitration, or other proceedings against Consultant (or its officers, directors, employees or agents) relating to the services or work Consultant performs for Company, Company hereby agrees to indemnify and hold Consultant harmless from all such third party claims, or claims by Company for indemnity regarding such third party claims, and all damages, expenses, losses, liability, or attorneys' fees which Consultant may incur therefrom (hereinafter collectively referred to as "liability"), except liability which results from Consultant's negligence or Consultant's intentional torts. Company understands that the foregoing covenant is a material inducement for Consultant to enter this Agreement.

        7. Definitions. For purposes of this Agreement, "Confidential Information" shall include all information or material that has or could have commercial value or other utility in the business or prospective business of the Company or any subsidiary or affiliate of the Company. Confidential Information also includes all Planet Polymer Confidential Information and all information of which unauthorized disclosure could be detrimental to the interests of the Company or its subsidiaries or affiliates, whether or not such information is identified as Confidential Information by the Company. By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether or not reduced to writing:

        Business plans, strategies, forecasts and projections; budgets; financial information; the existence and content of oral or written contracts and agreements, or the fact that negotiations for any potential contract or agreement are in process; customer and supplier identities and characteristics; customer and supplier lists; marketing knowledge and information; marketing plans; sales figures; pricing information; cost information; procedures; routines; manufacturing and quality control methods, processes, procedures and equipment; formulas; profiles; parameters; research; innovations, inventions, discoveries and improvements; research papers; test results; data; formats; plans, drawings and sketches; specifications; models; trade secrets; know-how; and any other information or procedures that are treated as or designated secret or confidential by the Company or its customers or vendors or potential customers or vendors.

Confidential Information also includes the following (the "MIM Information"):
(a) the fact that the Company is engaged in metal injection molding ("MIM") or uses MIM to make any of its products; (b) any product that the Company makes or intends or desires to make, or is contemplating making, using MIM; (c) the composition, technology or formulation of any feedstock, including specifically without limitation tungsten carbide feedstock, or the identity, quantity or proportion of any material used in any feedstock, or the method of producing any feedstock, or the shrinkage associated with any feedstock; (d) the design, construction, composition or operation of any mold; (e) any molding equipment owned or used by the Company or any molding parameter (shot size, barrel temperature, injection speed, packing pressure, hold time, mold temperature, cycle time, etc.); (f) the nature of any process used to remove ("Debind") any binder or other material from any molded part, any equipment or material used in any Debinding process, or any Debinding parameter (temperature, time, duration, ramp rate, etc.) or profile; (g) any equipment or material used in any sintering process, or any sintering parameter or profile; or (h) any confidential information given to Ryer. In addition, Confidential Information shall also include all information that the Company acquired from Planet Polymer.

For purposes of this Agreement: (1) the term "Consultant" shall include Petcavich and any employee of Consultant and any person or entity who comes into possession of Confidential Information by reason of, or as a direct or indirect consequence of, the Company's disclosure of such Confidential Information to Consultant; and (2) Confidential Information shall be deemed to have been disclosed by the Company to Consultant, without limitation: if it is expressly disclosed orally, in writing or in a pictorial, photographic or digital or other electronic format; if it is observed by Consultant; if Consultant is exposed to it; or if it is discovered by disassembling, decompiling or reverse engineering any software, data file or tangible object.

        8. Exclusions. Confidential Information does not include information that Consultant can demonstrate: (a) was in Consultant's possession prior to its being furnished to Employee under the terms of this Agreement, except for the Planet Polymer Confidential Information which the parties acknowledge was acquired by the Company under the Purchase Agreement; (b) is now, or hereafter becomes, through no act or failure to act on the part of Consultant, generally known to the public; (c) is rightfully obtained by Consultant from a third party, without breach of any obligation to the Company or to Consultant; or (d) is independently developed by Consultant without use of or reference to the Confidential Information.

        9. Confidentiality. Consultant shall not disclose any of the Confidential Information in any manner whatsoever, except as provided in Paragraph 10 of this Agreement, and shall hold and maintain the Confidential Information in strictest confidence. Consultant hereby agrees to indemnify the Company against any and all losses, damages, claims, expenses, and attorneys' fees incurred or suffered by the Company as a result of a breach of this Agreement by Consultant or any employee, agent or representative of Consultant.

        10. Required Disclosures. Employee may disclose the Company's Confidential Information if and to the extent that such disclosure is required by court order, provided that Consultant provides the Company a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure.

        11. Use. Consultant and any permitted additional disclosee shall use the Confidential Information solely for the completion of its duties and services hereunder, and shall not in any way use the Confidential Information to the detriment of the Company, nor for any commercial purpose. Nothing in this Agreement shall be construed as granting any rights to Consultant or to any other person or entity, by license or otherwise, to any of the Company's Confidential Information.

        12. Non-Solicitation of the Company's Employees. Subject to any more restrictive covenants to which Consultant is bound, Consultant shall not, without the prior written approval of the Company, hire or enter into a contract with any employee, agent or representative of the Company to provide services to Consultant or, directly or indirectly, induce or attempt to induce or otherwise counsel, discuss, advise or encourage any employee, agent or representative of the Company to leave or otherwise terminate such person's relationship with the Company for a period of twelve (12) months following the later of: (a) return of any of the Confidential Information contained in any tangible form or medium pursuant to Section 13 hereof; or (b) the Term.

        13. Return of Documents. Upon the earliest of any of the circumstances set forth in the next sentence, Consultant shall return to the Company all Confidential Information previously furnished to Consultant and/or which has come into Consultant's possession or control, including without limitation any and all records, notes, and other written, printed or other tangible materials and any and all computer programs, data files and digital or other electronic images in Consultant's possession or control pertaining to the Confidential Information, and Consultant shall keep no copies of such information. All such materials shall be immediately tendered to the Company upon the earliest of any of the following to occur: (a) upon the request of the Company at any time and for any reason; and (b) upon termination of this Agreement. The returning of materials containing Confidential Information shall not relieve Consultant from compliance with all other terms and conditions of this Agreement, including the obligation to keep all such Confidential Information known to Consultant in strict confidence in accordance with Section 9, above.

        14. Relationship of the Parties. Nothing contained herein shall be construed to place the parties in the relationship of employer/employee, partners, or joint venturers. Company shall have no power to obligate or bind Consultant in any manner whatsoever. Consultant shall have no power to obligate or bind Company in any manner whatsoever, other than as provided by this Agreement.

        15. Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. The rights of the Company and the Consultant hereunder may not be assigned.

        16. Severability. Should any provision of this Agreement or application thereof be declared invalid, void or unenforceable for any reason, the validity and binding effect of the remaining portions shall not be affected and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with the invalid, void or unenforceable provision eliminated. To this end, the provisions of this Agreement are severable.

        17. Governing Law. Except to the extent governed by the laws of the United States, this Agreement is to be governed and construed under the internal laws of the State of California and that venue shall be proper for all purposes in San Diego County, California.

        18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be the same document. Such counterparts may be executed and delivered in person or via facsimile.

        19. Entire Agreement. This Agreement and the exhibits attached hereto constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or be liable for any alleged representation, promise, inducement, or statement not set forth herein.

        20. Modification. This Agreement may not be modified, amended, superseded, or cancelled, and none of the terms, covenants, representations, warranties or conditions hereof may be waived, without a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation, or waiver.

        21. Attorneys' Fees and Costs. In any arbitration or other action, the prevailing party shall be entitled to recover from the losing party its reasonable costs and actual attorneys' fees. The "prevailing party" means the party determined by the arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, and not necessarily the one in whose favor a judgment is rendered.

        22. Waivers; Cumulative Remedies. The failure of any party to exercise any of its rights hereunder or to enforce any of the terms or conditions of this Agreement on any occasion shall not constitute or be deemed a waiver of that party's rights thereafter to exercise any rights hereunder or to enforce any and every term and condition of this Agreement. Any remedies provided for herein are cumulative, and not in substitution for any other remedy any party may have at law or in equity. No delay on the part of any party in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof.

        23. Representation. The parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under this Agreement, and that each enters into this Agreement freely and voluntarily. Consultant further acknowledges it has had the opportunity to consult with an attorney of its choice who is completely independent of and in no way connected with the Company, to explain the terms of this Agreement and the consequences of signing it.

        24. Headings. All paragraph headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

        25. Further Assurances. The parties agree that, from time to time hereafter, and upon request, each of them will execute, acknowledge and deliver such documents and other instruments and shall perform such acts and deed as may be reasonably required or desirable to effectuate the transactions contemplated by this Agreement or to otherwise carry out the terms and conditions of this Agreement.



                            [Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Consultant Agreement to be executed as of the date first set forth above.



                                            CONSULTANT:

                                            Planet Polymer Technologies, Inc.



                                            By:_________________________________

                                            Its: _______________________________



                                            COMPANY:

                                            Ryer Industries, LLC



                                            By:_________________________________

                                            Its: _______________________________

                                    EXHIBIT A

                        SCOPE OF SERVICES TO BE PROVIDED



- Technical formulation expertise and implementation
- Technical service and customer support
- Intellectual property strategies, tactics and implementation support
- New product process and product development
- Sales development and support
- Product failure analysis

                                   EXHIBIT "G"
                        EXCEPTIONS TO THE TITLE OF ASSETS

                                      NONE.

                                   EXHIBIT "H"
                        RAW MATERIALS AND FINISHED GOODS

                                   EXHIBIT "I"
                              NON-COMPETE AGREEMENT